CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Senior Floating Rate Notes due 2008	$1,000,000,000	$107,000.00

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 25, 2006	Pricing Supplement No. 143 to Registration Statement No. 333-131266 Dated November 16, 2006 Rule 424(b)(2)

MEDIUM-TERM NOTES, SERIES F Senior Floating Rate Notes Due 2008

     We, Morgan Stanley, may not redeem the Medium-Term Notes, Series F, Senior Floating Rate Notes due 2008 prior to the maturity date. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below.

Principal Amount:	$1,000,000,000	Initial Interest Reset
		Date:	December 21, 2006
Maturity Date:	November 21, 2008	Interest Reset Dates:	Each interest payment date
Settlement Date		Interest Reset Period:	Monthly
(Original Issue		Interest Determination
Date):	November 21, 2006	Dates:	The second London banking day
Interest Accrual Date:	November 21, 2006		prior to each interest reset date
Issue Price:	100%
Interest Payment		Reporting Service:	Telerate (Page 3750)
Period:	Monthly	Book-Entry Note or
Base Rate:	LIBOR Telerate	Certificated Note:	Book-entry note
Index Maturity:	One month	Senior Note or
		Subordinated Note:	Senior note
Index Currency:	U.S. dollars	Calculation Agent:	The Bank of New York, a New York
Spread			banking corporation (as successor to
(Plus or Minus):	Plus 0.04% per annum		JPMorgan Chase Bank, N.A.)
Initial Interest Rate:	The base rate plus 0.04%; to be
determined on the second
	London banking day prior to the	Denominations:	$1,000 and multiple integrals in
	original issue date		excess thereof
Interest Payment		Specified Currency:	U.S. dollars
Dates:	The 21st day of each month,	Business Day:	New York
	beginning December 21, 2006	CUSIP:	617446A82
		Other Provisions:	None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

ANZ SECURITIES, INC.	DANSKE MARKETS INC.	DEUTSCHE BANK SECURITIES INC.
HVB CAPITAL MARKETS, INC.		LOOP CAPITAL MARKETS LLC
RBC CAPITAL MARKETS CORPORATION		THE WILLIAMS CAPITAL GROUP, L.P.

United States Federal Income Taxation

     The notes will be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Floating Rate Notes.”

     If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

     You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Information Concerning Plan of Distribution

     On November 16, 2006 we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of Senior Floating Rate Notes Due 2008 set forth opposite their respective names below at a net price of 99.85%, which we refer to as the “purchase price.” The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.15% of the principal amount of the Senior Floating Rate Notes Due 2008.

Name	Principal Amount of Senior Floating Rate Notes Due 2008

Morgan Stanley & Co. Incorporated	$930,000,000
ANZ Securities, Inc	$10,000,000
Danske Markets Inc	$10,000,000
Deutsche Bank Securities Inc	$10,000,000
HVB Capital Markets, Inc	$10,000,000
Loop Capital Markets LLC	$10,000,000
RBC Capital Markets Corporation	$10,000,000
The Williams Capital Group, L.P.	$10,000,000
Total	$1,000,000,000

PS-2